Exhibit 99.1

PRESS RELEASE

May 9, 2013

Arrowhead Reports Fiscal 2013 Second Quarter Financial Results

- Conference Call Today at 4:30 p.m. Eastern Time

PASADENA, Calif. — May 9, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a targeted therapeutics company, today announced financial results for its fiscal 2013 second quarter ended March 31, 2013. The company is hosting a conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss results. To participate, please dial 877-317-6789 (toll free from the US), 866-605-3852 (toll free from Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at http://www.arrowheadresearch.com/presentations.

“During the last few months, Arrowhead has made important advances in our ARC-520 candidate against hepatitis B virus, our DPC siRNA delivery system, and as a company we have been very active engaging with the investment community,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “After our recently announced $36 million financing, led by RA Capital with a syndicate of high-quality healthcare investment funds, we now have the resources to reach several important milestones and critical data points.”

Fiscal 2013 Second Quarter and Recent Company Highlights

•	Program and Pipeline Highlights

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Published a paper in the journal Molecular Therapy detailing the non-clinical development of ARC-520, including key data demonstrating a new way of treating chronic hepatitis B virus infection by silencing the entire HBV genome;

•

Reported on a study of ARC-520 in a chimpanzee chronically infected with HBV, demonstrating that a low dose led to a 95% reduction in circulating viral DNA and approximately 90% reductions in hepatitis e-antigen and s-antigen;

•

Hosted an analyst and investor event in New York City, to discuss our hepatitis B program. Panel members for the event included company management and key opinion leaders in HBV: Dr. Robert Gish, noted hepatologist and Arrowhead Clinical Advisory Board Chairman; and Joan Block, Executive Director and Co-founder of the Hepatitis B Foundation;

•	Received two additional patents on the DPC siRNA delivery system;

•	Presented advancements being made by the company at multiple scientific and investor conferences, including the annual Needham Healthcare Conference

•	Made progress towards completing the final steps required to file a regulatory submission during this quarter for first-in-man studies of ARC-520;

•	Financial Highlights

•	Closed $36 million offering of common and preferred stock.

Selected Fiscal 2013 Second Quarter Financial Results

Total operating expenses for the three months ended March 31, 2013 were $5.4 million, compared to $4.9 million for the three months ended March 31, 2012.

Net loss attributable to Arrowhead for the three months ended March 31, 2013 was $6.8 million, or $0.41 per share based on 16.5 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $5.3 million, or $0.50 per share based on 10.7 million weighted average shares outstanding, for the three months ended March 31, 2012.

Net cash used in operating activities for the first six months of fiscal 2013 were $8.3 million, compared with $6.9 million in the prior year period. Increased operating expenses and cash used in operating activities reflect pre-clinical requirements and final IND-enabling steps, including GMP manufacturing and GLP toxicology, for the HBV program.

The company’s cash position was $3.3 million at March 31, 2013, compared to $3.4 million at September 30, 2012. During the first half of the fiscal year, cash outlays for research and development were $6.1 million, and cash used for general and administrative purposes were $2.7 million. Cash inflows during the first half of the fiscal year included $7.1 million from the sale of equity securities in public offerings, $400,000 in revenue, and $1.2 million in proceeds related to the sale of our former subsidiary, Unidym.

Shares outstanding at March 31, 2013, were 17.0 million up 3.4 million from 13.6 million at September 30, 2012. After giving effect to the $36 million offering closed last week, common shares currently outstanding are 31.3 million, excluding 5.4 million shares reserved for the conversion of the preferred shares issued in the offering.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage targeted therapeutics company with development programs in oncology, obesity, and chronic hepatitis B virus infection. The company is leveraging its platform technologies to design and develop peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues, create targeted drugs based on the gene silencing RNA interference (RNAi) mechanism, and work with partners to create improved versions of traditional small molecule drugs.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser

646-378-2972

ir@arrowres.com

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